SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 9, 2005

PHARMANETICS, INC.

(Exact name of registrant as specified in its charter)

North Carolina

(State or other jurisdiction of incorporation)

0-25133	56-2098302
(Commission File Number)	(IRS Employer ID Number)

3700 National Drive, Suite 211, Raleigh, North Carolina 27612

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code (919) 781-1640

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.04 Triggering Events That Accelerate or Increase a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement.

(b) On March 11, 2005, the PharmaNetics Board approved a resolution, subject to shareholder approval, authorizing the sale of all of the company’s remaining assets, specifically including its intellectual property and its specialty manufacturing equipment. PharmaNetics has not yet found a buyer for these assets. The Board’s approval of this resolution constitutes a “change of control” as defined under the PharmaNetics Supplemental Executive Retirement Plan, or SERP, entitling the company’s CEO to benefit payments under the SERP equal to nine times the balance in his deferral account under the SERP. Although such payment obligation amounts to approximately $2.2 million and is technically due and payable by the end of May 2005, the company currently has no funds to satisfy this obligation, and it intends to use its limited remaining funds to continue to pursue its litigation against Aventis. The SERP obligation is an unsecured general obligation of the company. PharmaNetics expects that the obligation would be satisfied only in the event of the receipt of proceeds, if any, from a successful completion to the Aventis litigation.

As disclosed in the company’s prior proxy statements, in February 2001, PharmaNetics implemented a non-qualified Supplemental Executive Retirement Plan, or SERP. All executive officers of the Company were eligible for the plan. SERP agreements were entered into with each of Messrs. Funkhouser, Riddle and McGowan. The SERP is a non-qualified, unfunded, deferred compensation plan in which each participant’s account is represented by an unsecured promise by the company to pay future benefits. So long as the participant continues to be a full-time employee, the company agreed to provide credits to each participant’s account, the timing and amount of which was determined by the Board of Directors in its sole discretion. Each allocation of these credits vested ratably on a quarterly basis over a four-year period. Each participant, or his beneficiaries, was entitled to receive an amount equal to his vested account balance if the participant terminates employment. In addition, upon a change in control, the participant would also receive a payment of nine times the sum of (1) all contributions made to the participant’s deferral account balance (vested and unvested and disregarding investment gains and losses) as of the date of the change of control and (2) $50,000 for Mr. Funkhouser and $30,000 for each of Mr. Riddle and Mr. McGowan. Future participation in the SERP terminated for Messrs. Riddle and McGowan effective immediately upon their terminations of employment in 2003; provided, however, their vested account balances became payable to each of them and were paid on the one year anniversary of their employment termination dates. The rights of Messrs. Riddle and McGowan to receive distributions upon a change of control lapsed in 2004, and Mr. Funkhouser’s right to receive distributions upon a change of control were triggered in March 2005, as discussed above.

Item 8.01 Other Events.

In preparation for the trial of its lawsuit against Aventis scheduled to commence in April 2005, in March 2005 the court ruled on each party’s motions for Summary Judgment. The court dismissed all of Aventis’ counterclaims against PharmaNetics, while also dismissing PharmaNetics’ claim of damages against Aventis for breach of contract for failing to co-promote the jointly-developed Enox test. However, the court denied Aventis’ motion to dismiss a number of PharmaNetics’ other claims, including some of the claims for disparagement and false and misleading advertising, as well as claims of unfair and deceptive trade practices under state law, leaving those claims for a jury to decide.

PharmaNetics believes the court’s dismissal of the breach of contract claim regarding the covenant to co-promote is erroneous and is considering its options for challenging that portion of the court’s decision. PharmaNetics intends to continue to pursue the lawsuit vigorously.

A copy of the court’s Summary Judgment Order is filed herewith as an exhibit to this report on Form 8-K and is incorporated herein in its entirety by reference.

Item 9.01 Exhibits

(c) Exhibits

Exhibit No.	Description
99.1	Order of the United States District Court for the Eastern District of North Carolina dated March 9, 2005 setting forth the court’s rulings on the parties’ motions for Summary Judgment.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PHARMANETICS, INC.

Date: March 14, 2005	/s/ John P. Funkhouser
John P. Funkhouser,
President and Chief Executive Office